UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Carmell Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

CARMELL CORPORATION

2403 Sidney Street, Suite 300
Pittsburgh, Pennsylvania 15203

June 14, 2024

Dear Stockholder of Carmell Corporation:

You are cordially invited to attend the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Carmell Corporation (“we,” “our,” “us,” the “Company” or “Carmell”). The virtual-only Annual Meeting will be held on Friday, July 12, 2024 at 11:00 a.m., Eastern Time, via live webcast. Stockholders will be able to virtually attend the Annual Meeting online, vote your shares electronically and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/ctcx2024. During the Annual Meeting, stockholders will be asked to consider and vote upon the following proposals:

1.
To elect Richard Upton as a Class I member of our Board of Directors, to serve until the Company’s 2027 Annual Meeting of Stockholders and until his successor is duly elected and qualified; and
2.
To ratify the selection of Adeptus Partners, LLC (“Adeptus”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024; and
3.
To transact any other business that may properly come before the Annual Meeting or any adjournment thereof.

At Carmell, we are leveraging our proprietary formulation of growth factors, proteins and peptides to create the world’s first cosmetic skincare line using the Carmell SecretomeTM. This proprietary formulation is derived from allogeneic human platelets, which support the body’s own innate regenerative healing system. We are pleased to announce that on June 4, 2024, we launched three products in the consumer market, which are in addition to our G.L.E.E. product launched in March 2024, and four products in our doctor-dispensed market. In addition, we expect to launch four consumer products and another doctor-dispensed product later this year.

Only Carmell stockholders of record as of the close of business on May 31, 2024 will be entitled to receive notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. To attend the Annual Meeting or vote your shares, you will need the control number located on your proxy card or in the instructions accompanying your proxy materials. More details can be found in the accompanying proxy statement.

Your vote is very important. Whether or not you plan to join the virtual Annual Meeting, it is important that your shares be represented. To ensure that your vote is counted, please carefully review the enclosed proxy statement and cast your vote as soon as possible, even if you plan to attend the Annual Meeting. If you are a stockholder of record, you may vote over the internet, by telephone, or by completing, signing, dating and mailing the accompanying proxy card in the return envelope provided. If your shares are held in street name (held for your account by a broker or other nominee), you will receive instructions from your broker or other nominee explaining how to vote your shares. Please cast your vote by one of the available means at your earliest convenience to ensure that your vote will be received in time and counted at the Annual Meeting.

We appreciate your investment and continuing interest in our efforts. We hope you will join us virtually on July 12, 2024.

Sincerely,

/s/ Rajiv Shukla

Rajiv S. Shukla

Chairman and Chief Executive Officer

CARMELL CORPORATION

2403 Sidney Street, Suite 300
Pittsburgh, Pennsylvania 15203

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

Time:	11:00 a.m., Eastern Time
Date:	Friday, July 12, 2024
Place:	Online at www.virtualshareholdermeeting.com/ctcx2024
Purpose:

To elect Richard Upton as a Class I member of our Board of Directors, to serve until the Company’s 2027 Annual Meeting of Stockholders and until his successor is duly elected and qualified;

To ratify the selection of Adeptus as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024; and

To transact any other business that may properly come before the meeting or any adjournment thereof.

Record Date:	Our Board of Directors has fixed the close of business on May 31, 2024, as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”).
Meeting Admission:

All stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. To attend the Annual Meeting or vote your shares, you will need the control number located on your proxy card or in the instructions accompanying your proxy materials.

Voting by Proxy:

If you are a stockholder of record, please vote via the internet at www.virtualshareholdermeeting.com/ctcx2024, by telephone at 1-800-690-6903 or by submitting your proxy card by mail. If your shares are held in street name, please vote in accordance with the voting instruction form you receive from your broker or nominee. Whether or not you plan to attend the Annual Meeting, we urge you to vote as soon as possible prior to the Annual Meeting to ensure that your shares are represented at the Annual Meeting.

By order of the Board of Directors,

/s/ Rajiv Shukla

Rajiv S. Shukla

Chairman and Chief Executive Officer

Pittsburgh, Pennsylvania

June 14, 2024

CARMELL CORPORATION

2403 Sidney Street, Suite 300
Pittsburgh, Pennsylvania 15203

PROXY STATEMENT

FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON July 12, 2024

AT 11:00 AM ET

GENERAL INFORMATION

The accompanying proxy is being solicited by the Board of Directors (the “Board”) of Carmell Corporation (“we,” “our,” “us,” the “Company” or “Carmell”) to be voted at the 2024 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on Friday, July 12, 2024 at 11:00 a.m., Eastern Time, via live webcast at www.virtualshareholdermeeting.com/ctcx2024. This proxy statement summarizes information that is intended to assist you in making an informed decision on the proposals described in this proxy statement.

When are this proxy statement and the accompanying materials scheduled to be sent to stockholders?

On or about June 13, 2024, we will begin mailing to our stockholders this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as amended (the “Annual Report”). This proxy statement also instructs you on how to submit your proxy or voting instructions through the internet, by telephone or by using the enclosed proxy card or voting instruction form that includes instructions on how to submit your proxy or voting instructions by mail or telephone. For shares held in street name (held for your account by a broker or other nominee), you will receive a voting instruction form from your broker or nominee.

When is the record date for the Annual Meeting?

The Board has fixed the record date for the Annual Meeting as of the close of business on May 31, 2024 (the “Record Date”).

How many votes can be cast by all stockholders?

A total of 20,567,757 shares of common stock, par value $0.0001 per share, of the Company (“common stock”) were outstanding on the Record Date and entitled to be voted at the Annual Meeting. Each share of common stock is entitled to one vote on each matter to be voted upon at the Annual Meeting.

How do I vote?

If you are a stockholder of record as of the Record Date and your shares are registered directly in your name, you may vote:

•
By Internet. You can vote via the internet at www.virtualshareholdermeeting.com/ctcx2024 by following the instructions on the proxy card. Votes submitted by the internet must be received by 11:59 p.m. Eastern Time on July 11, 2024.
•
By Telephone. You can vote by telephone by calling toll-free 1-800-690-6903 and following the instructions on the proxy card. Votes submitted by telephone must be received by 11:59 p.m. Eastern Time on July 11, 2024.
•
By Mail. You can vote by completing, signing, dating, and mailing your proxy card in the enclosed postage-prepaid envelope. If you sign and return the enclosed proxy card but do not specify how you want your shares voted, they will be voted FOR the director nominee named herein for election to the Board and FOR the ratification of Adeptus as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024, and will be voted according to the discretion of the proxy holder upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof. If you are mailed or otherwise receive or obtain a proxy card or voting instruction form, and you choose to otherwise vote by internet or by telephone, you do not have to return your proxy card or voting instruction form to vote your shares. Votes submitted by mail must be received by July 11, 2024.

•
By Internet at the Annual Meeting. You may also vote virtually by attending the Annual Meeting through www.virtualshareholdermeeting.com/ctcx2024. To attend the Annual Meeting or vote your shares, you will need the control number located on your proxy card or in the instructions accompanying your proxy materials.

If your shares of common stock are held in street name (held for your account by a broker or other nominee):

•
By Internet or By Telephone. You will receive instructions from your broker or other nominee if you are permitted to vote by internet or telephone.
•
By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares by mail.

How do I attend the Annual Meeting online?

We will be hosting our Annual Meeting via live webcast only. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/ctcx2024. To attend the Annual Meeting or vote your shares, you will need the control number located on your proxy card or in the instructions accompanying your proxy materials.. The webcast will start promptly at 11:00 a.m., Eastern Time, on July 12, 2024.

What are the Board of Directors’ recommendations on how to vote my shares?

The Board recommends a vote:

Proposal 1: FOR election of the Class I director nominee (page 5)

Proposal 2: FOR ratification of the selection of Adeptus as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024 (page 26)

Who pays the cost for soliciting proxies?

The Company will pay the cost for the solicitation of proxies by the Board. The solicitation of proxies will be made primarily by mail. Proxies may also be solicited personally, by telephone, fax or email by directors, officers or employees of the Company without any remuneration to such individuals other than their regular compensation. The Company will also reimburse brokers, banks, custodians, other nominees, and fiduciaries for forwarding these materials to their beneficial owners to obtain authorization for the execution of proxies.

Will my shares be voted if I do not return my proxy?

If your shares are registered directly in your name, you are a “stockholder of record” who may vote at the Annual Meeting. As the stockholder of record, you have the right to direct the voting of your shares by voting over the internet, by telephone, by returning your proxy card or by voting online during the Annual Meeting.

If your shares are held in an account at a bank or at a brokerage firm or other nominee holder, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your bank, broker or other nominee who is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares and participate in the Annual Meeting. You will receive instructions from your bank, broker, or other nominee explaining how you can vote your shares and whether they permit internet or telephone voting. Follow the instructions from your bank, broker or other nominee included with these proxy materials, or contact your bank, broker or other nominee to request a proxy form. We encourage you to provide voting instructions to your bank, broker or other nominee by giving your proxy to them. This ensures that your shares will be voted at the Annual Meeting according to your instructions. If you want to vote in person virtually at the Annual Meeting, you must obtain a legal proxy from your broker or other nominee.

Note that under applicable stock exchange rules, if you hold shares through a bank, broker or other institution and you do not provide your voting instructions to them before the Annual Meeting, that firm has the discretion to vote your shares on proposals classified as “routine” under such rules. Such firm will not have the discretion to vote your shares on proposals that are classified as “non-routine”. A “broker non-vote” occurs when a broker holding stock for a beneficial owner does not vote on a non-routine proposal because the broker does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. In the absence of specific instructions from you, your broker does not have discretionary authority to vote your shares with respect to the election of the Class I director nominee named in this proxy statement. You broker does have discretionary authority to vote your shares with respect to the ratification of the selection of Adeptus as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024.

Can I change my vote?

If you are a stockholder of record, you may revoke your proxy at any time before it is voted by notifying the Company’s Chief Financial Officer in writing at Carmell Corporation, 2403 Sidney Street, Suite 300, Pittsburgh, Pennsylvania 15203, by returning a signed proxy with a later date, by transmitting a subsequent vote over the internet or by telephone prior to the close of the internet voting facility or the telephone voting facility at 11:59 p.m. Eastern Time on July 11, 2024. You may also attend the virtual Annual Meeting and vote during the Annual Meeting. If your stock is held in street name, you must contact your broker or nominee for instructions as to how to change your vote.

How is a quorum reached?

The presence, by virtual attendance or by proxy, of the holders of a majority of the shares entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares held of record by stockholders or brokers, bankers or other nominees who do not either return a signed and dated proxy or attend the Annual Meeting virtually will not be considered present or represented at the Annual Meeting and will not be counted in determining the presence of a quorum. Abstentions and broker non-votes, if any, will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.

What vote is required to approve each item and how are votes counted?

The final voting results will be counted by a representative of Broadridge Financial Solutions, Inc., who has been appointed by the Company to act as the inspector of elections for the Annual Meeting.

Proposal 1 - Election of one Class I director nominee

The nominee for Class I director will be elected by a plurality of the votes properly cast on his election at the Annual Meeting. Proposal 1 is a non-routine matter. Therefore, if your shares are held by your brokerage firm in street name and you do not timely provide voting instructions with respect to your shares, your brokerage firm cannot vote your shares on Proposal 1. Shares held in street name by banks, brokerage firms or other nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 1 will not be counted as votes cast. As a result, such “broker non-votes” will have no effect on the voting on Proposal 1. You may:

•
vote FOR the nominee; or
•
WITHHOLD your vote from the nominee.

Votes that are withheld will not be included in the vote tally for the election of the director and will not affect the results of the vote. Stockholders are not permitted to cumulate votes for the purpose of electing directors or otherwise.

Proposal 2 - Ratification of the selection of Adeptus as our independent registered public accounting firm

Proposal 2 will be approved if the number of votes properly cast FOR the proposal at the Annual Meeting exceeds the number of votes cast AGAINST the proposal. Abstentions will have no effect on the voting of Proposal 2. Proposal 2 is a routine matter. Therefore, if your shares are held by your bank, broker or other nominee in street name and you do not vote your shares, your bank, broker or other nominee may vote your shares on Proposal 2.

When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted in accordance with the recommendations of the Board as described herein. If any matters not described in the proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described above under “Can I change my vote?”

Could other matters be decided at the Annual Meeting?

The Company does not know of any other matters that may be presented for action at the Annual Meeting. Should any other business come before the Annual Meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matter.

What happens if the meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting.

What does it mean if I receive more than one proxy card or voting instruction form?

It means that you have multiple accounts at the transfer agent or with brokers. Please complete and return all proxy cards or voting instruction forms to ensure that all of your shares are voted.

What if I have technical difficulties or trouble accessing the Annual Meeting?

If you encounter any technical difficulties with the virtual meeting platform on the meeting day, please call the technical support number that will be posted on the virtual Annual Meeting log-in page. Technical support will be available starting at 10:45 a.m., Eastern Time on July 12, 2024, and will remain available until the Annual Meeting has ended.

Implications of being an “emerging growth company” and smaller reporting company.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year (a) in which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) following the fifth anniversary of the closing of the Company’s initial public offering; or (ii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period.

We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies.

Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Who should I call if I have any additional questions?

If you hold your shares directly, please call the Chief Financial Officer of the Company at (412) 894-8248. If your shares are held in street name, please contact the telephone number provided on your voting instruction form or contact your broker or nominee holder directly.

PROPOSAL 1: ELECTION OF DIRECTORS

Pursuant to our Third Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), our Board is divided into three classes, with one class of our directors standing for election each year. The members of each class are elected to serve a three-year term, with the term of office for each class expiring at the annual meeting of stockholders in successive years. The terms of the Class I directors will expire at the Annual Meeting. However, David Anderson, a Class I director, has decided not to stand for re-election to the Board upon the expiration of his current term at the Annual Meeting. The Board, upon the recommendation of the nominating and corporate governance committee of the Board, nominated Richard Upton to stand for re-election to the Board to serve as a Class I director of the Company until the 2027 Annual Meeting of Stockholders and until the election and qualification of his successor in office, subject to his earlier death, resignation or removal.

Our directors are elected by a plurality of the votes properly cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. Unless you give contrary instructions, shares represented by proxies solicited by the Board will be voted FOR the election of Richard Upton as a Class I director. We have no reason to believe that Mr. Upton will be unable or unwilling to serve as a director, if elected. In the event that Mr. Upton is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board. Your proxy cannot be voted for a greater number of persons than the number of director nominees named in this proxy statement.

Information relating to the director nominee and each continuing director, including his or her period of service as a director of the Company, principal occupation and other biographical material is shown below.

Voting Requirement to Approve Proposal

For Proposal 1, the nominee receiving the plurality of votes properly cast will be elected as a director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

FOR THE DIRECTOR NOMINEE FOR CLASS I DIRECTOR:

RICHARD UPTON

(PROPOSAL 1 ON YOUR PROXY CARD)

DIRECTORS

The following tables set forth information concerning our directors and director nominee as of May 31, 2024. As described in detail under “Proposal 1: Election of Directors,” David Anderson, a Class I director, has decided not to stand for re-election to the Board upon expiration of his current term at the Annual Meeting. The following biographical description of each director or nominee, except for Mr. Anderson who will not stand for re-election at the Annual Meeting, includes the specific experience, qualifications, attributes and skills that the Board would expect to consider if it were making a conclusion currently as to whether such person should serve as a director.

Director Nominee

Name	Age	Position
Richard Upton	60	Class I Director

Richard Upton has served as a member of the Board since April 2011. Mr. Upton is a General Partner at Harbor Light Capital Partners, a private investment firm seeking to invest in early-stage companies. Previously, he was the founder and President of Upton Advisors, LLC, a boutique investment bank serving middle-market and emerging healthcare companies throughout the United States. Mr. Upton has been advising companies since 1992, both as a senior healthcare investment banker for Salomon Brothers and later as an independent adviser. In addition to Carmell Corporation, Mr. Upton serves on the boards of Anuncia Medical (Chairman), Alcyone Therapeutics and Medicinal Genomics Corp, and previously served on the boards of Home Diagnostics, Inc. (NASDAQ: HDIX - acquired by Nipro Corporation), Castlewood Surgical and Courtagen Life Sciences. Mr. Upton currently serves on the investment committee of the Endowment for Health and served ten years on the investment committee of the New Hampshire Charitable Foundation. He is also the former Chairman of The Pine Hill Waldorf School. Mr. Upton received his M.B.A. degree from The Darden School at the University of Virginia and a dual B.A. degree in Economics and English from Amherst College. We believe that Mr. Upton is qualified to serve on our Board due to his experience as an investor and familiarity with the financial operations of a broad range of companies.

Continuing Directors

Name	Age	Position
Rajiv S. Shukla	49	Chairman, Chief Executive Officer, and Class III Director
David Anderson(1)	71	Class I Director
Scott Frisch	55	Class II Director
Kathryn Gregory	62	Class II Director
Gilles Spenlehauer	64	Class II Director
Patrick Sturgeon	47	Class III Director
(1)
David Anderson has decided not to stand for re-election to the Board upon expiration of his current term at the Annual Meeting.

Rajiv Shukla has been our Chairman and Chief Executive Officer since inception and has two decades of experience in buyouts, investments and operations in the healthcare industry. Mr. Shukla served as Chairman and Chief Executive Officer of Alpha Healthcare Acquisition Corp. (“AHAC”), a Nasdaq-listed special purpose acquisition company that raised $100 million in its initial public offering in September 2020. In August 2021, AHAC successfully closed its initial business combination with Humacyte, Inc. (“Humacyte”), a clinical-stage biotechnology platform company developing universally implantable bioengineered human tissue at a commercial scale, together with a concurrent $175 million private placement from several fundamental healthcare investors. Mr. Shukla served as Chairman and Chief Executive Officer of Constellation Alpha Capital Corp. (“CNAC”), a Nasdaq-listed special purpose acquisition company, from June 2017 to August 2019. CNAC raised $144 million in proceeds from a Nasdaq initial public offering and successfully closed its initial business combination with DermTech, Inc., or DermTech, in August 2019. DermTech is a molecular dermatology company that develops and markets non-invasive diagnostic tests. The transaction was financed in part with proceeds from a private placement transaction with investors including RTW Investments, Farallon Capital, Victory RS Science and Technology Fund, Irwin Jacobs, RTW Investments and HLM Venture Partners. Mr. Shukla has served as Director of Humacyte since August 2021. From August 2019 to August 2022, Mr. Shukla served as an independent director on the board of directors of InflammX Therapeutics, formerly known as Ocunexus Therapeutics, a clinical-stage biotech company. From June 2013 to May 2015, Mr. Shukla served as Chief Executive Officer of Pipavav Defence & Offshore Engineering Company (now Reliance Naval and Engineering Ltd.), an Indian-listed shipbuilding and defense manufacturing company. In this role, he successfully implemented an extensive financial restructuring project and sold control to the Reliance ADA Group. Between 2008 and 2013, Mr. Shukla worked as an investor at ICICI Venture, Morgan Stanley Investment Management and Citi Venture Capital International. Throughout his career, Mr. Shukla has been involved in numerous investments in healthcare companies. As a private equity investor, Mr. Shukla was involved with numerous control and minority healthcare investments and served as a member of the board of directors of I-ven Medicare, a hospital roll-up platform comprising multiple control investments and significant minority stakes in tertiary care hospitals and outpatient treatment centers, Ranbaxy Fine Chemicals Ltd, a roll-up of specialty chemicals and animal health businesses, Swiss Bio, a U.S. based clinical CRO, Bharat Biotech, a vaccine company, three specialty pharma companies: Arch Pharmalabs, Malladi Drugs and Unimark Remedies. From 2001 to 2006, Mr. Shukla served as Senior Director at Pfizer, Inc. In this role, he played a key role in several acquisitions, including Pharmacia in 2003, Meridica in 2004, Vicuron Pharmaceuticals and Idun Pharmaceuticals in 2005, and Rinat Neuroscience in 2006. Mr. Shukla also led the operational integration of these organizations into Pfizer across multiple sites around the world. Mr. Shukla graduated from Harvard University with a Master's in Healthcare Management and Policy, and he received a Bachelor’s in Pharmaceutics from the Indian Institute of Technology. We believe that Mr. Shukla is qualified to serve on our Board due to his extensive executive, operations, finance, and investment experience.

Scott Frisch currently serves as Chief Operating Officer and Chief Financial Officer of AARP. AARP is the nation’s largest nonprofit, nonpartisan organization focused on issues affecting more than 100 million people ages 50 and older. In this role, he leads AARP’s operational and financial matters, including human resources, information technology, real estate and facilities management, as well as data and analytics performance management. Previously, Mr. Frisch served as Managing Director at Bank of America, Chief Financial Officer at Natixis Asset Management Services, and Assistant Controller at Putnam Investments. Mr. Frisch began his career at KPMG in an audit role. He graduated from Villanova University with a bachelor’s in accounting. We believe that Mr. Frisch is qualified to serve on our Board due to his extensive finance and operations experience.

Kathryn Gregory joined the Board in 2021. Ms. Gregory has over 25 years of executive leadership experience in both startup and midsized biotechnology and pharmaceutical companies. Ms. Gregory has extensive experience in international business development, including corporate strategy, negotiations, mergers and acquisitions, alliance management and operational expertise in marketing, strategic sourcing and procurement. Ms. Gregory is currently Vice President and Head of Global Business Development at Antengene Corporation, a hematology and oncology company focused on innovative medicines for patients in the Asia Pacific Region and worldwide. Prior to Antengene, Ms. Gregory was Chief Business Officer of Aileron Therapeutics, a Boston-based oncology company. Previously, Ms. Gregory was President of KG BioPharma Consulting LLC, a strategic advisory company, where she assisted small and mid-size biopharma companies in a range of corporate strategy and business development activities. Prior to her consulting career, Ms. Gregory was Co-Founder and CEO of Seneb BioSciences, an early-stage, rare disease company that was sold to a mid-sized biotech firm in 2017. Earlier in her career, Ms. Gregory worked in senior roles in pharmaceutical and biotechnology companies, including Purdue Pharma, where she was responsible for business development transactions for new therapeutic indications. Prior to Purdue, Ms. Gregory was at Shire Pharmaceuticals and was responsible for business development transactions for the Neuroscience and Ophthalmology business units. Ms. Gregory received her M.B.A. from Pepperdine University and her B.A. from the University of California, Berkeley. We believe that Ms. Gregory is qualified to serve on our Board due to her extensive executive leadership experience.

Dr. Gilles Spenlehauer currently serves as Scientific Director of SDTech Group, a chemical manufacturing company. Prior to this role, he spent 17 years at L’Oreal, the world’s biggest cosmetics company, where he served in various leadership roles - most recently as Department Head of Science and Skills of the Future and as Worldwide Head of Advanced Research, where he led a team of 700 scientists that contributed to numerous product innovations and were involved in scientific due diligence of acquisitions. Before L’Oreal, Dr. Spenlehauer served as Head of Pharmaceutical Sciences for Pfizer’s R&D operations in the UK. He began his career as a Scientist at Rhone-Poulenc Rorer in Paris, France. He graduated with a PhD in Biopharmacy from the Paris-Sud University, with a post-doctoral fellowship in peptides from Washington University in St. Louis. We believe that Dr. Spenlehauer is qualified to serve on our Board due to his extensive experience in the cosmetics and life sciences industries.

Patrick Sturgeon currently serves as a Managing Partner at Brookline Capital Markets, a division of Arcadia Securities, LLC (“BCAC”), since March 2016, previously served as our Chief Financial Officer from inception until June 2023 and has nearly two decades of experience with M&A and equity capital market transactions in the healthcare and other sectors. Mr. Sturgeon served as Chief Financial Officer of Brookline Capital Acquisition Corp., a Nasdaq-listed special purpose acquisition company that raised $50 million in its initial public offering in January 2021 and successfully closed its initial business combination with Apexigen in August 2022. He has also served as a Managing Director at Brookline Capital Markets, a division of Arcadia Securities, LLC (“BCAC”) since March 2016. At Brookline, Mr. Sturgeon focuses on mergers and acquisitions, public financing, private capital raising, secondary offerings, and capital markets. On the public financing front, he focuses on SPAC transactions, primarily underwritten initial public offerings and initial business combinations. From July 2013 to February 2016, Mr. Sturgeon served as a Managing Director at Axiom Capital Management. He worked at Freeman & Co. from October 2002 to November 2011, where he focused on mergers and acquisitions in the financial services sector. Mr. Sturgeon received his B.S. in Economics from the University of Massachusetts, Amherst and his M.B.A. in Finance from New York University. We believe that Mr. Sturgeon is qualified to serve on our Board due to his extensive operations, finance, and investment experience.

Board Diversity Matrix

As discussed in detail below, while we do not have a formal written policy regarding diversity in identifying director candidates, we believe that our objective of assembling a Board that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas contributes to overall Board effectiveness and decision-making. In furtherance of this objective, our nominating and corporate governance committee may consider whether nominees assist in achieving a mix of board members that represents a diversity of background and experience.

Board Diversity Matrix (As of May 31, 2024)
Total Number of Directors	7
	Female	Male
Part I: Gender Identity
Directors	1	6
Part II: Demographic Background
Asian		1
White	1	5

Executive Officers

The following table sets forth information regarding our executive officers as of May 31, 2024:

Name	Age	Position
Rajiv Shukla	49	Chairman, Chief Executive Officer and Class III Director
Bryan Cassaday	55	Chief Financial Officer

Rajiv Shukla serves as Carmell’s Chief Executive Officer and Chairman. Information on Mr. Shukla is included above under “Directors.”

Bryan Cassaday currently serves as Carmell’s Chief Financial Officer and previously served as Carmell’s Interim Chief Financial Officer from June 2023 to November 2023. Mr. Cassaday has over 30 years of experience serving in strategic financial leadership positions across multiple industries ranging in size from mid-size private-equity portfolio companies to large, publicly traded corporations. Prior to joining Carmell, Mr. Cassaday was the Controller for Nevakar, Inc., a commercial-stage biopharmaceutical with an extensive portfolio of products in the areas of ophthalmics and critical care injectables. In this role, Mr. Cassaday managed the accounting, finance, financial reporting, and planning functions. Prior to Nevakar, Mr. Cassaday was the Chief Financial Officer of Atalian Global Services from 2019 to 2020, Controller and Acting Chief Financial Officer of EMCOR Facilities Services from 2015 to 2019, and Controller of SeeChange Health from 2013 to 2015. From 1993 to 2013, Mr. Cassaday held accounting and finance leadership roles at Nationwide Financial, Prevail InfoWorks, Delaware Investments, and Delphi Financial Group. Mr. Cassaday began his career in Ernst & Young’s assurance group, where he was a senior auditor from 1990 to 1993. Mr. Cassaday received his B.S. in Accounting from Drexel University and is a Certified Public Accountant and Chartered Global Management Accountant.

Family Relationships and Certain Legal Proceedings

There are no family relationships between any of our directors or executive officers. There are no legal proceedings related to any of the directors or executive officers that must be disclosed pursuant to Item 401(f) of Regulation S-K.

CORPORATE GOVERNANCE

Board Composition

We currently have seven directors, and the terms of office of the directors are divided into three classes:

•
Class I, whose term will expire at the annual meeting of stockholders to be held in 2024;
•
Class II, whose term will expire at the annual meeting of stockholders to be held in 2025; and
•
Class III, whose term will expire at the annual meeting of stockholders to be held in 2026.

Class I consists of David Anderson and Richard Upton, Class II consists of Scott Frisch, Kathryn Gregory, and Gilles Spenlehauer, and Class III consists of Rajiv Shukla and Patrick Sturgeon. At each annual meeting of stockholders, the successors to directors whose terms will then expire shall serve from the time of election and qualification until the third annual meeting following election and until their successors are duly elected and qualified. A resolution of the Board may change the authorized number of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the Board may have the effect of delaying or preventing changes in control or management of our company.

Director Independence

The applicable rules of The Nasdaq Stock Market (“Nasdaq”) require that a majority of the Board be independent. An “independent director” is defined generally as a person other than an executive officer or employee of us or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board undertook a review of the composition of the Board and the independence of each director and director nominee. Based upon information requested from, and provided by, each director and director nominee concerning their background, employment and affiliations, including family relationships, the Board has determined that each of David Anderson, Rich Upton, Scott Frisch, Kathryn Gregory, Gilles Spenlehauer and Patrick Sturgeon qualifies as an “independent director” as that term is defined by Nasdaq Listing Rule 5605(a)(2). In making such determinations, the Board considered the relationships that each of our non-employee directors has with the Company and all other facts and circumstances deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Meetings and Attendance

The Board held six meetings during the fiscal year ended December 31, 2023. Each of the directors attended at least 75% of the meetings of the Board and the committees of the Board on which he or she served during the fiscal year ended December 31, 2023 (in each case, which were held during the period for which he or she was a director and/or a member of the applicable committee). The Company expects its directors to attend the annual meeting of stockholders, absent any extenuating circumstances.

Policy on Trading, Pledging and Hedging of Company Stock

Certain transactions in our securities (such as purchases and sales of publicly traded put and call options, and short sales) create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an officer or director is aware of material, non-public information or otherwise is not permitted to trade in Company securities. Our insider trading policy expressly prohibits derivative transactions of our stock by our executive officers, directors, employees, designated consultants and contractors. Our insider trading policy expressly prohibits purchases of any derivative securities that provide the economic equivalent of ownership.

Policy for Recoupment of Incentive Company (Clawback Policy)

On July 14, 2023, we adopted a policy for recoupment of incentive compensation (the “Clawback Policy”), in compliance with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, final SEC rules and applicable Nasdaq listing standards (the “final clawback rules”), which covers our current and former executive officers, including all of our NEOs (as defined below). Under the Clawback Policy, in the event that we are required to prepare a restatement of our previously issued financial statements due to our material noncompliance with any financial reporting requirement under securities laws, we are required to recover (subject to certain limited exceptions described in the Clawback Policy and permitted under the final clawback rules) any cash or equity incentive-based compensation received by any current or former executive officer after the effective date of the Clawback Policy and in the three years prior to the date we are required to restate our financial statements that is in excess of the amount that would have been received based on the restated financial statements. In addition, under our Clawback Policy, in the event that we are required to restate our financial statements due to material noncompliance with any financial reporting requirement under securities laws, we must use reasonable efforts to recover (i) any cash or equity incentive compensation received by any other current or former employee of the Company in the three years prior to the date we are required to restate our financial statements that is in excess of the amount that would have been received based on the restated financial statements if we determine that the employee committed certain acts or omissions that materially contributed to the circumstances requiring the restatement and (ii) up to 100% of the cash and equity incentive compensation received by any current or former employee in the three years prior to the date we are required to restate our financial statements if we determine that the employee committed certain acts or omissions that materially contributed to the circumstances requiring the restatement.

Committees of the Board of Directors

Our Board has three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. Each committee operates pursuant to a written charter. In addition, each committee reviews and assesses the adequacy of its charter annually and submits any proposed changes to its charter to the Board for approval.

A copy of each committee’s charter is posted on our website at https://carmellcosmetics.com/pages/corporate. The information contained on or that can be accessed through our website is not incorporated by reference into this proxy statement, and you should not consider such information to be part of this proxy statement.

Audit Committee

The current members of the audit committee are David Anderson, Scott Frisch, and Patrick Sturgeon. Mr. Anderson chairs the audit committee. Under the Nasdaq listing rules and applicable SEC rules, the audit committee is required to have at least three members. The Nasdaq listing rules and Rule 10A-3 of the Exchange Act also require that the audit committee of a listed company be composed solely of independent directors for audit committee purposes. Each member of our audit committee qualifies as an independent director for audit committee purposes under applicable rules. Each of David Anderson, Scott Frisch, and Patrick Sturgeon is financially literate, and David Anderson qualifies as an “audit committee financial expert” as defined in applicable SEC rules. During the fiscal year ended December 31, 2023, the audit committee met two times. The report of the audit committee is included in this proxy statement under “Report of the Audit Committee.”

The audit committee’s responsibilities include to:

•
oversee our accounting and financial reporting processes of and the audits of our financial statements;
•
oversee our compliance with legal and regulatory requirements;
•
oversee the performance of our internal audit function;
•
monitor compliance on a quarterly basis with the terms of our initial public offering;
•
review and approve all payments made to our existing stockholders, executive officers or directors and their respective affiliates;
•
take, or recommend that the Board take, appropriate action to oversee the qualifications, independence and performance of our independent auditors;
•
prepare the report required by the rules of the SEC to be included in our annual proxy statement;
•
appoint, retain and terminate and determine the compensation of, and assess the independence of, our independent auditors;
•
pre-approve audit and permissible non-audit services, and the terms of such services, to be provided by our independent auditors; and
•
conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of the audit committee shall be required for all such transactions.

Compensation Committee

The current members of the compensation committee are Kathryn Gregory, David Anderson and Patrick Sturgeon, all of whom are independent directors. Ms. Gregory chairs the compensation committee. During the fiscal year ended December 31, 2023, the compensation committee met three times..

The compensation committee’s responsibilities include to:

•
review and approve our processes and procedures for the consideration and determination of director and executive compensation;
•
perform periodic performance evaluations of the compensation committee and report to the Board on the results of such evaluation;
•
review and approve the goals and objectives relevant to the incentive compensation of our Chief Executive Officer and our other executive officers;
•
annually review and make recommendations to the Board regarding the compensation of the Chief Executive Officer and our other executive officers;
•
review, approve and administer the cash incentive plans offered by us to our executive officers, including our Chief Executive Officer;
•
approve stock option and other stock awards for all of our employees;
•
oversee and administer our equity-based plans and making recommendations to the Board about amendments to existing equity-based plans or the adoption of any new equity-based plans;
•
periodically review and recommend to the Board the compensation for non-employee members of the Board;
•
review the compensation discussion and analysis, if and when required, to be included in the annual proxy statement;
•
prepare the compensation committee report required by SEC rules, if and when required, to be included in our annual proxy statement;
•
retain or obtain the advice of compensation consultants, legal counsel and/or other advisers; and
•
administer our Clawback Policy.

The compensation committee may establish and delegate authority to one or more subcommittees consisting of one or more of its members when it deems it appropriate to do so in order to carry out its responsibilities.

Nominating and Corporate Governance Committee

The current members of the nominating and corporate governance committee are Rich Upton, Scott Frisch and Gilles Spenlehauer, all of whom are independent directors. Mr. Upton chairs the nominating and corporate governance committee. During the fiscal year ended December 31, 2023, the nominating and corporate governance committee met once.

The nominating and corporate governance committee’s responsibilities include to:

•
recommend to the Board criteria for board and committee membership;
•
establish procedures for recommending, identifying and evaluating Board candidates, including nominees recommended by stockholders;
•
recommend to the Board, and annually reassess, criteria for board and committee membership;
•
review and identify individuals proposed to become members of the Board or the Board’s committees based on the criteria approved by the Board and all facts and circumstances that it deems appropriate, including, among other things, the skills of the proposed candidate, relevant business experience or other background characteristics, independence determination and the needs of the Board;
•
recommend to the Board the persons to be nominated for election as directors and to each of the Board’s committees;
•
develop and recommend to the Board a set of corporate governance guidelines;
•
oversee the evaluation of our Board and management; and
•
exercise oversight over succession planning of the Board.

Identifying and Evaluating Director Nominees

Our nominating and corporate governance committee is responsible for identifying individuals qualified to become members of our Board and ensuring that our Board has the requisite expertise and that its membership consists of persons with sufficiently diverse and independent backgrounds. Our nominating and corporate governance committee, in recommending director candidates for election to our Board, is expected to consider candidates who, at a minimum, have high standards of personal and professional ethics and integrity, proven achievement and competence in the nominee’s field and ability to exercise sound business judgment, skills that are complementary to those of the existing Board, the ability to assist and support management and make significant contributions to our success, and an understanding of the fiduciary responsibilities that are required of a member of the Board and the commitment of time and energy to diligently carry out those responsibilities. In evaluating director candidates, including the members of the Board eligible for re-election, our nominating and corporate governance committee also considers the following criteria:

•
The current size and composition of the Board and the needs of the Board of Directors and the respective committees of the Board;
•
Such factors as character, integrity, professionalism, judgment, diversity, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our business and industry, other commitments and the like (the committee evaluates these factors, among others, and does not assign any particular weight or priority to any of these factors);
•
Whether the proposed director candidate has demonstrated notable or significant achievements in business, education or public service and possesses the requisite intelligence, education, experience and dedication to make a significant contribution to the Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations;
•
Whether the proposed director candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience, inclusive of gender, race, ethnicity, age, gender identity, gender expression and sexual orientation; and
•
Other factors that the nominating and corporate governance committee may consider appropriate.

Other than the foregoing, there are no stated minimum criteria for director nominees or factors required to be considered by our nominating and corporate governance committee in evaluating director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, to be in our and our stockholders’ best interests. Our Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. Although the nominating and corporate governance committee may consider whether nominees assist in achieving a mix of board members that represents a diversity of background and experience, we have no formal policy regarding board diversity.

Stockholders may recommend individuals to our nominating and corporate governance committee for consideration as potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials, to the nominating and corporate governance committee, c/o Carmell Corporation, 2403 Sidney Street, Suite 300, Pittsburgh, Pennsylvania 15203. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, our nominating and corporate governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Communication with the Board

Any interested party with concerns about the Company may report such concerns to the Board or the Chairman of our Board or nominating and corporate governance committee by submitting a written communication to the attention of such director or group at the following address:

c/o Carmell Corporation

2403 Sidney Street, Suite 300
Pittsburgh, Pennsylvania 15203

United States

You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder or other interested party.

A copy of any such written communication may also be forwarded to the Company’s Chief Financial Officer, and a copy of such communication may be retained for a reasonable period of time. The director may discuss the matter with the Company’s outside legal counsel, with independent advisors, with non-employee directors or with the Company’s management, or may take other action or no action as the director determines in good faith, using reasonable judgment, and applying his or her own discretion.

Communications may be forwarded to other directors if they relate to important substantive matters and include suggestions or comments that may be important for other directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which we receive repetitive or duplicative communications.

The audit committee oversees the procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or audit matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting, internal accounting controls or auditing matters.

Role of Our Board of Directors in Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, and our audit committee has the responsibility to discuss our exposure to financial, accounting and financial statement risk and the guidelines and policies that govern the process by which such risks are assessed and managed by our management. The audit committee also has the responsibility to review our enterprise risk management framework and major risk exposures, monitor compliance with legal and regulatory requirements, and review the adequacy and effectiveness of our internal control over financial reporting.

Our nominating and corporate governance committee is responsible for periodically evaluating our company’s corporate governance policies and systems in light of the governance risks that we face and the adequacy of our policies and procedures designed to address such risks. Our compensation committee assesses and monitors whether any of our compensation policies and programs are reasonably likely to have a material adverse effect on our company.

Mr. Shukla currently serves as Chairman of the Board and Chief Executive Officer. The Board has determined that this is in the best interests of the Company and its shareholders, as it provides cohesive leadership and direction for the Board and executive management, as well as clear accountability and unified leadership in the oversight and execution of strategic initiatives and business plans. Mr. Shukla has extensive industry and finance expertise, such that his strategic and operational insights provide the Board with a comprehensive vision, from long-term strategic direction to day-to-day execution.

Code of Ethics

Our Board has adopted a Code of Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our Code of Ethics is available on our website at https://carmellcosmetics.com/pages/corporate.

We intend to disclose future amendments to certain provisions of our Code of Ethics or waivers of certain provisions as they relate to our directors and executive officers at the same location on our website or in public filings. The information on our website is not intended to form a part of or be incorporated by reference into this proxy statement.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

Our named executive officers (“NEOs”), determined pursuant to Item 402 of Regulation S-K for the year ended December 31, 2023, consist of the following:

•
Rajiv Shukla, our Chairman and Chief Executive Officer;
•
Bryan Cassaday, our Chief Financial Officer;
•
Randolph Hubbell, our former Chief Executive Officer and President;
•
Donna Godward, our former Chief Quality Officer; and
•
James Hart, our former Chief Medical Officer.

2023 Summary Compensation Table

The following table presents information regarding the total compensation awarded to, earned by and paid to our NEOs for services rendered to us in all capacities for the year ended December 31, 2023. In addition to serving as our Chief Executive Officer, Mr. Shukla serves as the Chairman of our Board but receives no additional compensation for his service in this role.

		Salary		Option Awards	Total
Name and Principal Position	Year	($)		($)(7)	($)
Rajiv Shukla	2023	146,094	(1)	911,441	1,057,535
Chairman and Chief Executive Officer

Bryan Cassaday	2023	130,852	(2)	214,508	345,360
Chief Financial Officer

Randolph Hubbell	2023	334,663	(3)	—	334,663
Former Chief Executive Officer	2022	363,000	(4)	—	363,000

Donna Godward	2023	120,000	(5)	—
Former Chief Quality Officer	2022	170,000	(6)	40,000	210,000

James Hart	2023	120,000	(5)	—
Former Chief Medical Officer	2022	170,000	(6)	40,000	210,000
(1)
Mr. Shukla became our Chairman in July 2023 and our Chief Executive Officer in September 2023. The base salary amounts presented are prorated based on the 170 days in fiscal 2023 during which he was employed with us. Mr. Shukla's annual compensation is payable as follows: 75% in cash in accordance with the Company's standard payroll schedule and 25% payable quarterly in arrears in the form of fully vested shares of the Company's common stock based on the average daily price of the Company’s common stock for the quarter immediately preceding and ending on the date of grant. Please see the “Narrative Disclosure to the Summary Compensation Table” below for additional details regarding Mr. Shukla’s compensation arrangement.
(2)
Mr. Cassaday was appointed as Interim Chief Financial Officer in June 2023. The base salary amounts presented are prorated based on the 190 days in fiscal 2023 during which he was employed with us.
(3)
Effective as of August 31, 2023, Mr. Hubbell resigned as the Company’s Chief Executive Officer and President and as a member of the Board. The base salary amounts presented are prorated based on the 243 days in fiscal 2023 during which he was employed with us. On October 25, 2023, the Company and Mr. Hubbell entered into a separation agreement with respect to his compensation, providing for a cash payment of $450,000 related to unpaid salary for 2022 and portions of 2023, less applicable tax withholding, and monthly cash severance payments equal to an aggregate of $410,000 payable over a 12-month period. The separation agreement contained customary covenants and a release of claims and an acknowledgment by the Company and Mr. Hubbell as to the number of his vested stock options and the deadline for the exercise thereof. The deadline for such exercise has passed without the exercise of any such options.
(4)
This amount represents the base salary earned by Mr. Hubbell for service during 2022. A portion of that base salary was not paid during 2022 due to cash flow constraints. The following base salary for Mr. Hubbell was accrued but unpaid as of December 31, 2022: $299,337. Carmell paid such amounts in connection with Mr. Hubbell’s resignation effective as of August 31, 2023.
(5)
Effective as of August 31, 2023, Ms. Godward and Dr. Hart resigned as the Company’s Chief Quality Officer and Chief Medical Officer, respectively. The amounts of consulting fees presented are prorated based on the 243 days in fiscal 2023 during which they were employed with us. In January 2024, the Company and Ms. Godward and Dr. Hart entered into a separation agreement with respect to their unpaid compensation, providing for a cash payment of $210,000 each related to unpaid salary for portions of 2021, 2022 and 2023 during which they were employed by the Carmell. The separation agreement contains customary covenants and release of claims. In addition, the deadline for the exercise of each of Ms. Godward and Dr. Hart's vested stock options passed during 2023 without the exercise of any such options.
(6)
This amount represents the consulting fees earned by Ms. Godward and Dr. Hart for service during 2022. A portion of that base salary was not paid during 2022 due to cash flow constraints. The following consulting fees were accrued but unpaid for each of for Ms. Godward and Dr. Hart, respectively as of December 31, 2022 was $95,000. In January 2024, Carmell paid such amounts in connection with Ms. Godward and Dr. Harts' resignations effective as of August 31, 2023.
(7)
Amounts shown in this column represent the aggregate grant date fair value of the stock options awarded to the NEOs in fiscal year 2022. These values have been determined in accordance with FASB ASC Topic 718 using a Black-Scholes model. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of option awards contained in Note 2-Summary of Significant Accounting Policies to Carmell’s financial statements included in its Original Form 10-K. The amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by the NEOs upon the exercise of the stock options.

Narrative Disclosure to the Summary Compensation Table

Elements of Compensation

The compensation of our NEOs generally consists of base salary, annual cash bonus opportunities, long-term incentive compensation in the form of equity awards and other benefits, as described below.

2023 Base Salaries

The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, responsibilities, and contributions. Each NEO’s initial base compensation was specified in their employment agreement, as described below, and is reviewed (and, if applicable, adjusted) from time to time by our Board's compensation committee (the “Compensation Committee”). For 2023, the NEOs annualized base compensation was equal to $425,000 for Rajiv Shukla, $245,000 for Bryan Cassaday, and $410,000 for Randy Hubbell. The amount for Mr. Hubbell reflects a 13% increase to his annual base salary rate in effect at the end of 2022 in order to align with market pay levels for executives with similar duties and responsibilities.

Annual Performance-Based Bonus

Our NEOs are eligible for a performance-based cash bonus opportunity expressed as a percentage of their respective annual base salary that can be achieved at a target level by meeting predetermined corporate and individual performance objectives. Mr. Shukla and Mr. Cassaday each have the opportunity to earn an annual bonus with a target of 50% and 20%, respectively, of their total base compensation in effect as of the end of the applicable year. The actual amount of such annual bonus paid is solely determined by our Compensation Committee based on the satisfactory achievement of corporate and/or personal objectives set by the committee. Our Compensation Committee determined not to pay the NEOs any performance -based cash bonuses for 2023 in order to conserve cash..

Long-Term Equity Awards

Carmell’s equity-based incentive awards are designed to align its interests and the interests of its stockholders with those of its employees and consultants, including the NEOs. The Board or Compensation Committee approves equity-based grants. Mr. Shukla and Mr. Cassaday received options to purchase shares of Carmell common stock in 2023. Such options vest over four years, with 25% of the option vesting on the one-year anniversary of the grant, with the remaining options vesting thereafter in equal monthly installments over a period of thirty-six (36) months. Vesting ceases immediately upon termination of employment or service for any reason, and any portion of this option that has not vested on or prior to the date of such termination is forfeited on such date. See “Outstanding equity awards at fiscal year-end” for more information regarding equity awards made in 2023 to the NEOs.

Employment Agreements with Our NEOs

Rajiv Shukla

In December 2023, we entered into an employment agreement with Mr. Shukla. Pursuant to the agreement, Mr. Shukla will receive total annual compensation of $425,000, which may be adjusted from time to time by the Compensation Committee. Mr. Shukla's annual compensation is payable as follows: 75% in cash in accordance with the Company's standard payroll schedule and 25% payable quarterly in arrears in the form of fully vested shares of the Company's common stock based on the average daily price of the Company’s common stock for the quarter immediately preceding and ending on the date of grant. Mr. Shukla is also eligible to participate in our employee benefit plans that are generally available to other employees.

In addition, Mr. Shukla has the opportunity to earn an annual bonus with a target of 50% of his total annual compensation in effect at the end of the applicable year. The actual amount of such annual bonus paid is solely determined by our Compensation Committee based on the satisfactory achievement of corporate and/or personal objectives set by the committee. Such annual bonus, if any, will be paid as follows: 75% in cash and 25% in the form of fully vested shares of the Carmell common stock based on the average daily price of the Company’s common stock for the quarter immediately preceding and ending on the date of grant.

The agreement also provides that Mr. Shukla is entitled to certain severance payments in connection with a termination of employment by Carmell without Cause (as defined in his employment agreement) or for Good Reason (as defined in his employment agreement) (each such termination, a “Qualifying Termination”), subject to his timely execution of a release of claims. If a Qualifying Termination occurs within three months prior or 18 months following a Change in Control (defined as a “Protected Period” in this employment agreement), Mr. Shukla would be entitled to receive monthly cash severance payments equal to one-twelfth of his annual salary for an 18-month period. If a Qualifying Termination occurs other than during the Protected Period, then Mr. Shukla would be entitled to receive such monthly cash severance payments for a 12-month period. In the event of a Qualifying Termination, Mr. Shukla would also be entitled to receive his compensation, including any bonus award already accrued, payment of the applicable premium payable for COBRA continuation coverage to the extent such premium exceeds the monthly amount charged to active similarly-situated employees of the Company for the same coverage, and a Pro Rata Bonus (as defined in his employment agreement) based upon actual performance and pro-rated for the portion of the bonus period prior to termination. In the event that such a Qualifying Termination occurs during a Protected Period, Mr. Shukla would be entitled to receive his bonus at the target level, as well as accelerated vesting in full of all time-based equity awards, as more fully described in his employment agreement.

In connection with a termination of his employment for any other reason, Mr. Shukla would only be entitled to receive his compensation that has already accrued, provided that he would only be entitled to receive his accrued and unpaid bonus in connection with termination for death or disability.

Mr. Shukla's employment agreement also required him to enter into a restrictive covenants agreement that contains customary covenants, including with respect to certain confidentiality, non-competition and non-solicitation obligations.

Bryan Cassaday

In 2023, we entered into an employment agreement with Mr. Cassaday. Pursuant to the agreement, Mr. Cassaday will receive total annual compensation of $245,000, which may be adjusted from time to time by the Compensation Committee. In addition, Mr. Cassaday has the opportunity to earn an annual bonus with a target of 20% of his total annual compensation in effect at the end of the applicable year and is eligible to participate in our employee benefit plans that are generally available to other employees. The actual amount of such annual bonus paid is solely determined by our Compensation Committee based on the satisfactory achievement of corporate and/or personal objectives set by the committee.

Under Mr. Cassaday's employment agreement, he is entitled to certain severance payments in connection with a termination of employment by the Company without Cause (as defined in his employment agreement) or by Mr. Cassaday for Good Reason (as defined in his employment agreement) (each such termination, a “Qualifying Termination”), subject to his timely execution of a release of claims. If a Qualifying Termination occurs within three months prior or 18 months following a Change in Control (defined as a “Protected Period” in his employment agreement), Mr. Cassaday would be entitled to receive monthly cash severance payments equal to one-twelfth of his annual salary for a six-month period. If a Qualifying Termination occurs other than during the Protected Period, then Mr. Cassaday would be entitled to receive such monthly cash severance payments for a nine-month period. In the event of a Qualifying Termination, Mr. Cassaday would also be entitled to receive his compensation, including any bonus award already accrued, payment of the applicable premium payable for COBRA continuation coverage to the extent such premium exceeds the monthly amount charged to active similarly-situated employees of the Company for the same coverage, and a Pro Rata Bonus (as defined in his employment agreement) based upon actual performance and pro-rated for the portion of the bonus period prior to termination. In the event that such a Qualifying Termination occurs during a Protected Period, Mr. Cassaday would be entitled to receive his bonus at the target level, as well as accelerated vesting in full of all time-based equity awards, as more fully described in the Employment Agreement.

In connection with a termination of his employment for any other reason, Mr. Cassaday would only be entitled to receive his compensation that has already accrued, provided that he would only be entitled to receive his accrued and unpaid bonus in connection with termination for death or disability.

Mr. Cassaday's employment agreement also required him to enter into a restrictive covenants agreement that contains customary covenants, including with respect to certain confidentiality, non-competition and non-solicitation obligations.

Randolph W. Hubbell

Effective as of the closing of the Business Combination (as defined below), Carmell entered into a new employment agreement with Mr. Hubbell, replacing the prior employment agreement, dated February 17, 2016, by and between Mr. Hubbell and the Company. Prior to Mr. Hubbell’s resignation in August 2023, the new employment agreement provided for Mr. Hubbell’s at-will employment and set forth an annual base salary of $410,000, a target annual bonus opportunity at 50% of base salary, and eligibility to participate in our employee benefit plans that are generally available to other employees. In addition, Mr. Hubbell’s new employment agreement provided that he may receive equity awards at time and on terms described by the compensation committee in its discretion.

Mr. Hubbell’s new employment agreement also provided for severance benefits upon the termination of his employment. Based on the terms of the new employment agreement, Mr. Hubbell, upon his resignation in August 2023, would have been entitled to twelve (12) months’ continuation of his base salary, which is being paid out monthly through September 2024.

Effective as of August 31, 2023, Mr. Hubbell resigned as the Company’s Chief Executive Officer and President and as a member of the Board. On October 25, 2023, the Company and Mr. Hubbell entered into a separation agreement with respect to his compensation, providing for a lump sum cash payment of $450,000, less applicable tax withholding and monthly cash severance payments equal to an aggregate of $410,000 payable over a 12-month period. The separation agreement contains customary covenants and a release of claims and an acknowledgment by the Company and Mr. Hubbell as to the number of his vested stock options and the deadline for the exercise thereof. The deadline for such exercise has passed without the exercise of any such options.

Business Combination

Upon the closing of the business combination consummated pursuant to the terms of the Business Combination Agreement, dated as of January 4, 2023 (the “Business Combination Agreement”), by and among Alpha Healthcare Acquisition Corp. III, a Delaware corporation and the predecessor to Carmell (“Alpha”), Carmell Therapeutics Corporation, a Delaware corporation (“Legacy Carmell”), and Candy Merger Sub, Inc., a Delaware corporation (“Merger Sub”), pursuant to which Merger Sub merged with and into Legacy Carmell with Legacy Carmell as the surviving company (the “Business Combination”), each outstanding option to purchase common stock of the pre-combination operating company was converted into an option to purchase a number of shares of common stock of the Company equal to the number of shares of pre-combination operating company common stock, subject to such option multiplied by the applicable exchange ratio in the Business Combination.

Restrictive Covenant Agreement

Mr. Shukla, Mr. Cassaday, and Mr. Hubbell also entered into Restrictive Covenant Agreements, which include customary prohibitions against competition with Carmell and solicitation of Carmell’s customers and employees, both during employment and for two (2) years following any cessation of employment. The Restrictive Covenant Agreement also includes standard provisions relating to the Company’s intellectual property rights and prohibiting the executive from disclosing confidential information. Mr. Shukla, Mr. Cassaday, and Mr. Hubbell's employment agreements are conditioned on continued compliance with his Restrictive Covenant Agreement.

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table sets forth information concerning outstanding equity awards held by each of our NEOs as of December 31, 2023.

	Number of Securities Underlying
Name	Vesting Start Date	Unexercised Options Exercisable (#)	Unexercised Options Unexercisable (#)	Option Exercise Price ($/share)	Option Exercise Price ($/share)	Option Expiration Date
Rajiv Shukla	10/09/2023	—	426,878	2.88	2.88	10/09/1933
Bryan Cassaday	07/26/2023	—	100,000	3.00	3.00	07/26/1933
Randolph Hubbell	—	—	—	—	—	—
Donna Godward	—	—	—	—	—	—
James Hart	—	—	—	—	—	—

2023 Long-Term Incentive Plan

In July 2023, the stockholders of the Company approved the 2023 Long-Term Incentive Plan (the “2023 Plan”), which replaced the Amended and Restated 2009 Stock Incentive Plan of Legacy Carmell (the “2009 Plan”). No new awards are being made under the 2009 Plan. Under the 2023 Plan, the Board may grant awards of stock options, stock appreciation rights, restricted stock, restricted stock units or other stock-based awards to employees and other recipients as determined by the Board. The exercise price per share for an option granted to employees owning stock representing more than 10% of the Company at the time of the grant cannot be less than 110% of the fair market value. Incentive and non-qualified stock options granted to all persons shall be granted at a price no less than 100% of the fair market value and any price determined by the Board. Options expire no more than ten years after the date of the grant. Incentive stock options to employees owning more than 10% of the Company expire no more than five years after the date of grant. The vesting of stock options is determined by the Board. Generally, the options vest over a four-year period at a rate of 25% one year following the date of grant, with the remaining shares vesting equally on a monthly basis over the subsequent thirty-six months.

The maximum number of shares that may be issued under the 2023 Plan is the sum of: (i) 1,046,408, (ii) an annual increase on January 1, 2024 and each anniversary of such date prior to the termination of the 2023 Plan, equal to the lesser of (a) 4% of the outstanding shares of our Common Stock determined on a fully diluted basis as of the immediately preceding year-end and (b) such smaller number of shares as determined by the Board or compensation committee, and (iii) the shares of Common Stock subject to 2009 Plan awards, to the extent those shares are added into the 2023 Plan by operation of the recycling provisions described below.

The maximum number of shares of Common Stock that may be issued under the 2023 Plan through incentive stock options is 1,046,408, provided that this limit will automatically increase on January 1 of each year for a period of not more than ten years, commencing on January 1, 2024 and ending on (and including) January 1, 2032, by an amount equal to the lesser of 1,500,000 shares or the number of shares added to the share pool as of such January 1, as described in clause (ii) of the preceding sentence. The following shares will be added (or added back) to the shares available for issuance under the 2023 Plan:

•
Shares subject to 2009 Plan or 2023 Plan awards that expire, terminate or are canceled or forfeited for any reason after the effectiveness of the 2023 Plan;
•
Shares that after the effectiveness of the 2023 Plan are withheld to satisfy the exercise price of an option issued under the 2009 Plan or 2023 Plan;
•
Shares that after the effectiveness of the 2023 Plan are withheld to satisfy tax withholding obligations related to any award under the 2009 Plan or 2023 Plan; and
•
Shares that after the effectiveness of the 2023 Plan are subject to a stock appreciation right that are not delivered on exercise or settlement.

However, the total number of shares underlying 2009 Plan awards that may be recycled into the 2023 Plan pursuant to the above-described rules will not exceed the number of shares underlying 2009 Plan awards as of the effective date of the 2023 Plan (as adjusted to reflect the Business Combination). Shares of Common Stock issued through the assumption or substitution of awards in connection with a future acquisition of another entity will not reduce the shares available for issuance under the 2023 Plan.

Under both the 2023 Plan and 2009 Plan, the Board and/or the Compensation Committee, at its discretion, may take such actions as it deems appropriate with respect to outstanding awards under the 2023 Plan and the 2009 Plan upon or in anticipation of a change in control (which includes certain merger, asset or stock transactions, certain changes in the Board composition and any other event deemed by our board of directors to constitute a change in control). Such actions may include (among other things) the acceleration of award vesting, the substitution of awards, the cancellation of unexercised or unvested awards and the redemption or cashout of awards. In the discretion of our compensation committee, any cash or other substitute consideration payable upon redemption or cashout of an award may be subjected to the same vesting terms that applied to the original award or earn-out, escrow, holdback or similar arrangements comparable to those applicable to stockholders in connection with the change in control.

Indemnification Agreements

We entered into indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to us or, at our request, service to other entities as officers or directors to the maximum extent permitted by applicable law.

401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible employees, including our NEOs, with an opportunity to save for retirement on a tax-advantaged basis. Plan participants are able to defer eligible compensation subject to applicable annual limits established by the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder. Employees’ pre-tax or Roth contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employees are immediately and fully vested in their contributions. Carmell discretionary contributions to the plan are determined annually by the Board. No discretionary contributions were made to the 401(k) plan during the years ended December 31, 2023. Our 401(k) plan is intended to be qualified under Section 401(a) of the Code with our 401(k) plan’s related trust intended to be tax-exempt under Section 501(a) of the Code.

Health and Welfare Benefits

Our NEOs are eligible to participate in our health and welfare plans that are generally available to all of our employees, including medical, dental and vision benefits, short-term and long-term disability insurance and life insurance. In fiscal 2023, we did not provide our NEOs with any material perquisites.

Director Compensation

Non-Employee Director Compensation Policy

Directors who are not employees of the Company are eligible to receive compensation pursuant to our non-employee director compensation policy. Mr. Shukla, our Chairman and Chief Executive Officer, does not receive any compensation from us for his services on our Board.

In 2023, following the Business Combination, the Board approved a revised non-employee director compensation policy to simplify it. Under the revised policy, which was retroactive to the date of the Business Combination, our non-employee directors are entitled to an annual retainer of $50,000, which is paid in quarterly installments.

Our Board may, in its discretion, permit a non-employee director to elect to receive any portion of the annual cash retainer in the form of fully vested shares of Common Stock in lieu of cash. In addition, following the Business Combination, our non-employee directors receive one-time option grants, which are intended to provide equity compensation for board service for four years following the grant. All equity awards granted under the non-employee director compensation policy following the closing of the Business Combination are granted under, and subject to the terms of, our 2023 Plan.

We also reimburse non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending Board and committee meetings.

Prior to the Business Combination, we did not have a formal policy to provide any cash or equity compensation to our non-employee directors for their service on our Board or Board committees.

Oversight of Non-Employee Director Compensation

Our non-employee director compensation is overseen by the compensation committee, which makes recommendations to our Board on the appropriate structure for our non-employee director compensation program and the appropriate amount of compensation to offer to our non-employee directors. Our Board is responsible for final approval of our non-employee director compensation program and the compensation paid to our non-employee directors.

2023 Director Compensation Table

The following table presents the total compensation for each person who served as a non-employee director of our Board during fiscal year 2023. Each of Mr. Shukla, our Chairman of the Board and Chief Executive Officer, and Mr. Hubbell, our former Chief Executive Officer, President, and director, did not receive any compensation from us for his service on the Board during the fiscal year ended December 31, 2023. Mr. Shukla’s and Mr. Hubbell's compensation during the fiscal year 2023 for their service as executive officers of the Company is set forth above in “Executive Compensation—2023 Summary Compensation Table.”

	Fees Earned or Paid in Cash	Option Awards	Total
Name	($)	($)(3)	($)
Rajiv S. Shukla	—	—	—
David Anderson	25,000	—	25,000
Scott Frisch (1)	12,500	155,394	167,894
Kathryn Gregory	25,000	—	25,000
Gilles Spenlehauer (1)	12,500	155,394	167,894
Patrick Sturgeon	25,000	155,394	180,394
Rich Upton	25,000	—	25,000
Randolph Hubbell (2)	—	—	—
Steve Bariahtaris	—	—	—
Jaime Garza	—	—	—
William Newlin	—	—	—

(1)
Each of Scott Frisch and Gilles Spenlehauer was appointed as a director of the Company effective as of November 15, 2023.
(2)
Each of William Newlin, Steve Bariahtaris, Jaime Garza and Randolph Hubbell resigned from their respective position as a director of the Company effective as of August 31, 2023, and did not receive compensation for their service as a director of the Company prior to such resignation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, EXECUTIVE OFFICERS, AND DIRECTORS

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of May 31, 2024 for each of our NEOs, directors and director nominee, all executive officers and directors as a group and each person known by us to be the beneficial owner of more than 5% of our common stock. Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or stock options or the vesting of restricted stock units, within 60 days of May 31, 2024. Shares subject to warrants or options that are currently exercisable or exercisable within 60 days of May 31, 2024 or subject to restricted stock units that vest within 60 days of May 31, 2024 are considered outstanding and beneficially owned by the person holding such warrants, options or restricted stock units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to us, we believe that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise noted, the business address of each of our directors and executive officers is c/o Carmell Corporation, 2403 Sidney Street, Suite 300, Pittsburgh, Pennsylvania 15203. The percentage of beneficial ownership of our shares of common stock is calculated based on 20,567,757 shares of common stock outstanding as of May 31, 2024.

Name and Address of Beneficial Owners	Number of Shares	% of Class
Directors and Executive Officers
Rajiv S. Shukla (1)	4,317,891	21%
David Anderson (2)	74,220	*
Scott Frisch	5,381	*
Kathryn Gregory (3)	64,752	*
Gilles Spenlehauer	5,381	*
Patrick Sturgeon	6,727	*
Rich Upton (4) (5)	1,397,874	7%
Bryan Cassaday (6)	27,335	*
Randolph W. Hubbell	—	—
Donna Godward	37,294	*
James Hart	37,307	*
All Directors and Executive Officers as a Group (8 Individuals)	5,899,561	29%
Five Percent Holders
Meteora Capital, LLC (7)	1,743,023	8%
Newlin Investment Company 1, LLC (8)	1,249,062	6%

* Less than 1%

(1)
Includes 4,249,908 shares of common stock directly owned by AHAC Sponsor III LLC. Mr. Shukla, Chairman and Chief Executive Officer, is the managing member of AHAC Sponsor III LLC. By virtue of this relationship, Mr. Shukla may be deemed to share beneficial ownership of the securities held of record by AHAC Sponsor III LLC. Mr. Shukla disclaims any such beneficial ownership except to the extent of his pecuniary interest.
(2)
Includes 67,493 shares of common stock that may be acquired by Mr. Anderson pursuant to the exercise of stock options within 60 days of May 31, 2024.
(3)
Includes 58,025 shares of common stock that may be acquired by Ms. Gregory pursuant to the exercise of stock options within 60 days of May 31, 2024.
(4)
Includes 52,854 shares of common stock that may be acquired by Mr. Upton pursuant to the exercise of stock options within 60 days of May 31, 2024.
(5)
Includes 1,230,484 shares of common stock directly owned by Carmell Series of Harbor Light Direct Investment, LLC and 108,535 shares of common stock directly owned by Harbor Light Direct Investment, LP. The business address of the entities listed above is 91 Court Street, Keene, NH 03431. Mr. Upton, a member of the Board, is General Partner at Harbor Light Capital Partners, which is affiliated with the entities listed above. By virtue of this relationship, Mr. Upton may be deemed to share beneficial ownership of the securities held of record by the entities listed above. Mr. Upton disclaims any such beneficial ownership except to the extent of his pecuniary interest.

(6)
Includes 25,000 shares of common stock that may be acquired by Mr. Cassaday pursuant to the exercise of stock options within 60 days of May 31, 2024.
(7)
Includes 1,743,023 shares of common stock directly owned by Meteora Capital, LLC and certain funds and managed accounts to which Meteora Capital, LLC serves as investment manager. The business address of the Meteora Capital, LLC is 1200 N. Federal Hwy, #200, Boca Raton, FL 33432. Vic Mittal, who serves as the Managing Member of Meteora Capital, LLC, may be deemed to share beneficial ownership of the securities held of record by Meteora Capital, LLC.
(8)
Includes 1,249,062 shares of common stock directly owned by Newlin Investment Company 1, LLC. The business address of the Newlin Investment Company 1, LLC is 428 Beaver Street, 2nd Floor, Sewickley, PA 15143. Mr. Newlin, a former member of the Board, is Chairman and Founder of Newlin Investment Company, L.P. By virtue of this relationship, Mr. Newlin may be deemed to share beneficial ownership of the securities held of record by Newlin Investment Company, L.P. Mr. Newlin disclaims any such beneficial ownership except to the extent of his pecuniary interest.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Other than compensation and employment-related arrangements, including those described under the sections entitled “Executive and Director Compensation” in this proxy statement, and the transactions described below, since January 1, 2022, there has not been and there is not currently proposed, any transaction or series of similar transactions to which:

•
We were, or will be, a participant;
•
the amount involved exceeded, or will exceed, the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years; and
•
in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of the foregoing persons, had, or will have, a direct or indirect material interest.

Terms used but not defined below have the meanings set forth in the Annual Report.

Investor Rights and Lock-up Agreement

On July 14, 2023, certain of the Carmell stockholders and investors entered into an agreement pursuant to which the parties (i) agreed not to effect any sale or distribution of any shares held by any of them during the agreed upon lock-up periods, (ii) were granted certain registration rights with respect to certain shares of securities held by them, and (iii) provided for certain provisions related to the Board, in each case, on the terms and subject to the conditions therein. Pursuant to this Investor Rights Agreement, AHAC Sponsor III LLC, a Delaware limited liability company, was granted certain rights to designate individuals for election to the Board.

Forward Purchase Agreement

On July 9, 2023, the Company (formerly known as Alpha Healthcare Acquisition Corp. III) and each of Meteora Special Opportunity Fund I, LP (“MSOF”), Meteora Capital Partners, LP (“MCP”) and Meteora Select Trading Opportunities Master, LP (“MSTO”) (with MCP, MSOF, and MSTO collectively as “Sellers” or “Meteora”) entered into a forward purchase agreement (the “Forward Purchase Agreement”) for an OTC Equity Prepaid Forward Transaction. Pursuant to the terms of the Forward Purchase Agreement, on July 14, 2023 (the “Closing Date”), the Seller purchased directly from the redeeming stockholders of the Company 1,705,959 shares of common stock (“Recycled Shares”) at $10.279, which is the price equal to the redemption price at which holders of common stock were permitted to redeem their shares in connection with the Business Combination, pursuant to Section 9.2(a) of the Company’s Second Amended and Restated Certificate of Incorporation (such price, the “Initial Price”).

In accordance with the terms of the Forward Purchase Agreement, the Seller was paid an aggregate cash amount (the “Prepayment Amount”) equal to (x) the product of (i) the Recycled Shares and (ii) the Initial Price, or $17,535,632. The settlement date will be the earliest to occur of (a) the first anniversary of the Closing Date, (b) after the occurrence of (x) a Delisting Event or (y) a Registration Failure upon the date specified by Seller in a written notice delivered to the Company at Seller’s discretion (which settlement date shall not be earlier than the date of such notice). The transaction will be settled via physical settlement. Any Recycled Shares not sold in accordance with the early termination provisions described below will incur a $0.50 per share termination fee payable by the Company to the Seller at settlement.

From time to time and on any date following the Closing Date (any such date, an “OET Date”) and subject to the terms and conditions below, Seller may, in its absolute discretion, and so long as the daily volume-weighted average price (“VWAP Price”) of the Recycled Shares is equal to or exceeds the Reset Price (as defined in the Forward Purchase Agreement), terminate the transaction in whole or in part by providing written notice (an “OET Notice”) in accordance with the terms of the Forward Purchase Agreement. The effect of an OET Notice given shall be to reduce the number of Shares by the number of Terminated Shares (as defined in the Forward Purchase Agreement) specified in such OET Notice with effect as of the related OET Date. As of each OET Date, the Company shall be entitled to an amount from the Seller, and the Seller shall pay to the Company an amount equal to the product of (x) the number of Terminated Shares multiplied by (y) the Initial Price in respect of such OET Date.

The Reset Price is initially $11.50 and subject to a $11.50 floor (the “Reset Price Floor”). The Reset Price shall be adjusted on the first scheduled trading day of every week commencing with the first week following the seventh day after the closing of the Business Combination to be the lowest of (a) the then-current Reset Price and (b) the VWAP Price of the shares of the common stock of the prior week; provided that the Reset Price shall be no lower than $11.50.

On July 9, 2023, in connection with the Forward Purchase Agreement, the Seller entered into a Non-Redemption Agreement with Alpha, pursuant to which the Seller agreed not to exercise redemption rights under the Company’s Second Amended and Restated Certificate of Incorporation with respect to an aggregate of 100,000 shares of common stock.

Related Party Loans

Upon the Company’s initial acquisition of Axolotl Biologix, LLC (“AxoBio”) on August 9, 2023, AxoBio had several promissory notes outstanding to Burns Ventures, LLC (the “Burns Notes”) with total principal outstanding of $5,610,000 as of December 31, 2023. The owner of Burns Ventures LLC was the former owner of AxoBio. Interest on the notes is payable quarterly at a fixed interest rate of 7.00%. The notes require no monthly payments and are due in full at the maturity date of December 31, 2024. Accrued interest for the related party loans as of December 31, 2023 was $98,982, and interest expense incurred totaled $164,611 for the year ended December 31, 2023. These loans were retained by AxoBio when the Company sold AxoBio back to its original owners on March 26, 2024.

OrthoEx and Ortho Spine

The Company used OrthoEx for 3PL services. The former Chief Executive Officer of AxoBio and former advisor to the Company has an equity interest in OrthoEx and is a member of OrthoEx’s Board of Directors. The Company incurred $41,752 of expenses from OrthoEx during the year ended December 31, 2023. As of December 31, 2023, the Company had a payable to this related party of $8,650. The Company uses Ortho Spine Companies, LLC (“Ortho Spine”) for various consulting and marketing services. Ortho Spine is owned by one of the former advisors to the Company. The Company incurred $79,167 of expenses from Ortho Spine for the year ended December 31, 2023. As of December 31, 2023, the Company had no payables to this related party.

Registration Rights Agreement

We have entered into a registration rights agreement pursuant to which certain of Alpha’s initial stockholders and their permitted transferees, if any, are entitled to certain registration rights with respect to the placement units, placement shares, the placement warrants, the securities issuable upon conversion of working capital loans (if any) and the shares of Common Stock issuable upon exercise of the foregoing and upon conversion of the founder shares.

Policies and Procedures for the Related Person Transactions

We have a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions. Our policy requires us to avoid, wherever possible, all Related Person Transactions (as defined below) that could result in actual or potential conflicts of interests, except under guidelines approved by the Board (or the audit committee).

A “Related Person Transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•
any person who is, or at any time during the applicable period was, one of the Company’s officers or directors;

•
any person who is known by the Company to be the beneficial owner of more than five percent (5%) of its voting stock;
•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than five percent (5%) of its voting stock; and
•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent (10%) or greater beneficial ownership interest.

The audit committee has the responsibility for reviewing and approving any related person transactions. In reviewing any Related Person Transaction, the audit committee will take into account, among other factors that it deems appropriate, whether the Related Person Transaction is on terms no less favorable to the Company than terms generally available in a transaction with an unaffiliated third party under the same or similar circumstances and the extent of the Related Person’s interest in the Related Person Transaction. We will not enter into any such transaction unless the audit committee and a majority of our disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties. Additionally, we require each of our directors and officers to complete a directors’ and officers’ questionnaire that elicits information about potential Related Person Transactions.

These procedures are intended to determine whether any such Related Person Transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act and regulations of the SEC thereunder require our directors, officers and persons who own more than 10% of our common stock, as well as certain affiliates of such persons, to file initial reports of their ownership of our common stock and subsequent reports of changes in such ownership with the SEC. Directors, officers and persons owning more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports and amendments thereto received by us and written representations from these persons that no other reports were required, we believe that during the fiscal year ended December 31, 2023, our directors, officers and owners of more than 10% of our common stock complied with all applicable filing requirements, except:

•
Randolph W. Hubbell filed one late Form 4 with respect to seven transactions;
•
Rajiv Shukla filed three late Form 4s with respect to a total of ten transactions;
•
Bryan Cassaday filed one late Form 4 with respect to one transaction;
•
Each of David Anderson, Scott Frisch, Kathryn Gregory, Gilles Spenlehauer, and Patrick Sturgeon filed one late Form 4 with respect to two transactions, and
•
Each of Gilles Spenlehauer and Scott M. Frisch filed a late Form 3.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

In accordance with its written charter, the audit committee assists the Board by overseeing:

•
The accounting and financial reporting processes of the Company and the audits of the Company’s financial statements;
•
the Company’s compliance with legal and regulatory requirements;
•
the independent registered public accounting firm’s qualifications, independence and performance; and
•
the performance of the Company’s internal control function.

The members of the audit committee meet the applicable independence and experience requirements of the SEC and Nasdaq. During fiscal year 2023, the audit committee met two times.

The audit committee reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2023 with management and Adeptus, the Company’s independent registered public accounting firm. Management is responsible for the preparation of the Company’s financial statements and the financial reporting process, including its system of internal control over financial reporting and its disclosure controls and procedures, and Adeptus is responsible for conducting an audit of such financial statements. The audit committee’s responsibility is to monitor and oversee these processes.

The audit committee has received from Adeptus the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, has discussed the independence of the independent registered public accounting firm with Adeptus and has satisfied itself as to Adeptus’ independence.

The audit committee reviewed with Adeptus its audit plans, audit scope and identification of audit risks. The audit committee also discussed with management and Adeptus the quality and adequacy of the Company’s system of internal control over financial reporting and its disclosure controls and procedures.

The audit committee discussed and reviewed with Adeptus all communications required by SEC regulations and by the standards of the Public Company Accounting Oversight Board and, with and without management present, discussed and reviewed the results of Adeptus’ examination of the financial statements. The Audit Committee discussed, reviewed and monitored the Company’s plans and activities related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002 on a regular basis.

Based on the above-mentioned reviews and discussions with management and Adeptus, the audit committee recommended to the Board that the Company’s audited financial statements as of and for the year ended December 31, 2023 be included in its Annual Report on Form 10-K for the year ended December 31, 2023 that was filed with the SEC.

Respectfully submitted by the Audit Committee,

David Anderson, Chair

Scott Frisch

Patrick Sturgeon

June 12, 2024

PROPOSAL 2: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our stockholders are being asked to ratify the appointment by the audit committee of Adeptus as our independent registered public accounting firm for the fiscal year ending December 31, 2024. Adeptus has served as our independent registered public accounting firm since 2022. A representative of Adeptus is expected to virtually attend the Annual Meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.

The Company’s organizational documents do not require that the stockholders ratify the selection of Adeptus as the Company’s independent registered public accounting firm. The Company requests such ratification as a matter of good corporate practice. The selection of Adeptus as our independent registered public accounting firm will be ratified if the votes cast FOR this proposal exceed the votes cast AGAINST this proposal. Brokers, bankers and other nominees have discretionary voting power on this routine matter. Abstentions will have no effect on the outcome of this proposal. Because this proposal is considered “routine” by the applicable stock exchange rules, if you hold your shares in street name, your broker will have discretionary authority to vote your shares with respect to this proposal, and thus, broker non-votes will have no effect on this proposal. If the stockholders do not ratify the selection, the audit committee will reconsider whether to retain Adeptus, but still may retain this firm. Even if the selection is ratified, the audit committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Independent Registered Public Accounting Firm Fees

The following is a summary and description of fees incurred by Adeptus for the fiscal years ended December 31, 2023 and 2022.

Fee Category	Year ended December 31, 2023	Year ended December 31, 2022
Audit Fees(1)	$ 167,000	$ 172,000
Total	$ 167,000	$ 172,000

(1) Consists of fees for services related to the audit of the Company’s consolidated financial statements, quarterly reviews of the Company’s unaudited interim consolidated financial statements, and consultation on significant accounting matters.

Pre-Approval Policies and Procedures

The audit committee’s charter provides that the audit committee will pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm, as required by the applicable rules promulgated pursuant to the Exchange Act, subject to exceptions described in the Exchange Act, which are approved by the audit committee before the completion of the audit. The audit committee may delegate authority to one or more members of the audit committee, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such chair of the audit committee to grant pre-approvals are presented to the full audit committee at its next scheduled meeting.

Voting Requirement to Approve Proposal

For Proposal 2, a majority of the votes properly cast is required to ratify the appointment of Adeptus as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR

THE RATIFICATION OF THE SELECTION OF Adeptus Partners, LLC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 2 ON YOUR PROXY CARD)

STOCKHOLDER PROPOSALS

To be considered for inclusion in the proxy statement for the 2025 Annual Meeting of Stockholders, stockholders who desire to present proposals at such meeting must forward them in writing to the Chief Financial Officer of Carmell at 2403 Sidney Street, Suite 300, Pittsburgh, Pennsylvania 15203 so that they are received by February 13, 2025. Such proposals must otherwise comply with Rule 14a-8 promulgated under the Exchange Act. Any notice of a proposal submitted outside the process of Rule 14a‑8 under the Exchange Act that a stockholder intends to bring at the 2025 Annual Meeting of Stockholders should be submitted by April 29, 2025, and the proxies that Carmell solicits for its 2025 Annual Meeting will confer discretionary authority to vote on any such matters without a description of them in the proxy statement for that Annual Meeting. Shareholder proposals submitted after April 29, 2025 will be considered untimely.

To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees in connection with the 2025 Annual Meeting of Stockholders must provide notice to the Company at 2403 Sidney Street, Suite 300, Pittsburgh, Pennsylvania 15203, Attention: Chief Financial Officer, in accordance with, and that sets forth the information required by, Rule 14a-19 promulgated under the Exchange Act no later than May 13, 2025.

IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of our proxy materials to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. This request may be submitted by contacting Carmell Corporation, 2403 Sidney Street, Suite 300, Pittsburgh, Pennsylvania 15203, (412) 894-8248, Attention: Chief Financial Officer. The Company will deliver those documents to such stockholder promptly upon receiving the request. Any such stockholder may also contact our Chief Financial Officer using the above contact information if he or she would like to receive separate proxy statements and annual reports in the future. If you are receiving multiple copies of our annual reports and proxy statements, you may request householding in the future by contacting our Chief Financial Officer.

OTHER BUSINESS

The Board knows of no business to be brought before the Annual Meeting which is not referred to in the accompanying Notice of the Annual Meeting. Should any such matters be presented, the persons named in the proxy shall have the authority to take such action in regard to such matters as in their judgment seems advisable. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matter.

ere

CARMELL

CARMELL CORPORATION
2403 SIDNEY STREET, SUITE 300
PITTSBURGH, PA 15203

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on July 11, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CTCX2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on July 11, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V52769-Z88050 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

CARMELL CORPORATION

The Board of Directors unanimously recommends that you vote FOR the following director nominee:

	For	Withhold
1. The election of the director nominee as a Class I director:		
1a. Richard Upton	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V52770-Z88050

CARMELL CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
JULY 12, 2024, AT 11:00 A.M. (EDT)
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Rajiv Shukla and Bryan Cassaday, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CARMELL CORPORATION that the stockholder(s) is entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m. (EDT), on July 12, 2024, virtually at www.virtualshareholdermeeting.com/CTCX2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR the election of the director nominee in Proposal 1, FOR Proposal 2 and in the discretion of the proxy with respect to such other business as may properly come before the meeting.

Continued and to be signed on reverse side